Exhibit 99.1

          Newpark Resources Reports Second Quarter, Six Months Results

    METAIRIE, La., July 26 /PRNewswire-FirstCall/ -- Newpark Resources, Inc. (NYSE: NR) today announced that it earned net income of $1,342,000, equal to $0.02 per diluted share, on revenue of $104.6 million for the quarter ended June 30, 2004. This compares to net income of $1,774,000, or $0.02 per diluted share, on revenue of $92.4 million for the second quarter of 2003. Compared to the first quarter of 2004, operating results in the period were reduced by $0.02 per share from the unusually lengthy seasonal road bans in Western Canada, which restricted operations in that market throughout the quarter.
    For the six months ended June 30, 2004, Newpark earned net income of $2,757,000, or $.03 per share, on revenue of $208.9 million. This compares to net income of $2,998,000, equal to $.04 per share, and revenue of $182.9 million for the six months ended June 30, 2003. In addition to the reductions affecting the second quarter described above, the company has expended litigation costs equal to $0.02 per share during the first six months of 2004 in order to protect certain trade secrets within its drilling fluids business. The litigation was settled in July.
    James D. Cole, Newpark's chairman and CEO commented: "Despite the issues encountered in the quarter, Newpark made substantial progress in implementing its long-term strategy in the period. We continued to improve penetration of the Gulf Coast drilling fluids business, increased non-oilfield mat rental revenue, improved pricing in the oilfield mat rental business, and made significant improvement in composite mat sales. Based on these trends, which are discussed below and are continuing, we expect improved results for the third quarter."

    Drilling Fluids Segment
    Revenue from drilling fluids totaled $58.4 million, $7.8 million below the level of the first quarter, principally on weather-related weakness in Western Canada. U.S. Gulf Coast revenue increased 7% vs. the first quarter.
    Drilling fluids' contribution to operating profit declined by $3.8 million from the first quarter level as a result of lower revenue in the Western Canadian market. Cole stated, "While we always anticipate and forecast a second quarter seasonal decline in that market, this year's decline was extended and exacerbated by adverse weather conditions. The normal seasonal recovery is now underway and we anticipate earnings to increase by approximately $0.01 per share from this market in the third quarter."
    "The Gulf Coast drilling fluids unit serviced an average of 38 rigs during the second quarter. We anticipate a 30% sequential increase in the number of rigs serviced and a similar revenue gain in the Gulf Coast market during the third quarter as key projects have now begun. Thus far in July, Newpark's share of the U.S. market is approximately 19%, the highest in its history.
The combination of a recovery in the Canadian market, continued penetration of the Gulf Coast market, and continued strength in the balance of the U.S. market should increase earnings from the drilling fluids business by about $0.03 in the third quarter," Cole said.

    Mat Sales and Mat Rentals
    Revenue from the Mat and Integrated Services segment was $31.2 million in the second quarter, compared to $20.9 million for the first quarter, an increase of $10.3 million or 49%. Pricing and activity in the Gulf Coast market improved and mat sales rebounded in the second quarter. Operating results improved by $3.9 million on the revenue gain.
    Mat segment revenue increased $5.6 million, or 22%, compared to the year ago quarter, with increased sales of composite mats accounting for most of the increase. During the quarter, 5,500 composite mats were sold at an average unit price of $1,200. This compares to 2,200 in the first quarter at an average of $1,300 per mat.
    Mat rental volume for the quarter was 4.7 million square feet, up 10% from the first quarter level. Pricing averaged $1.04 per square foot in the second quarter, up 22% from $0.85 reported in the first quarter of the year. "We anticipate that an additional improvement in average pricing will result from a further increase in the non-oilfield volume during the remainder of the year, based on customer indications of planned projects. The non-oilfield rental market is premium-priced and carries high incremental margins that should contribute to further improvement in results from the mat segment in the third quarter," Cole concluded.

    E&P Waste Services
    E&P Waste Services results are closely tied to the Gulf Coast offshore and inland waters rig count that has languished for the past year. Rig activity in that portion of the market has declined 6% over the past year and is not expected to improve in the immediate future. Near term growth is expected to continue to come from the Jonah-Pinedale market in Wyoming and from Western Canada.
    Second quarter revenue from E&P waste services was $15.1 million, declining $2.1 million or 12% from the first quarter and reflecting the seasonally lower revenue from Western Canadian operations and the effect of first quarter event business in the industrial market that did not recur in the second quarter. Gulf Coast E&P waste volume increased about 6% to 848,800 barrels, while average revenue per barrel at $11.64 declined slightly on changes in mix.
    Gulf Coast E&P revenue declined $1.7 million compared to the year ago quarter reflecting the continued slow Gulf Coast market conditions.
Components of the change included an 8% decline in volume and 7% lower average revenue per barrel due to changes in mix and competitive factors. Segment operating income was $1.6 million, or 10.4% of revenue, compared to $2.8 million and 16.3% in 2003. The decline was due principally to the lower contribution from Canadian operations in the quarter and slower pace of industrial disposal activity in the period.

    Legal Proceedings
    As reported in a Form 8-K filed on May 14, 2004, Newpark was recently awarded a judgment in the full amount of its complaint against The Loma Company, LLC, the manufacturer of the composite mats rented and sold by the company. The litigation involved a pricing dispute related to the composite mats manufactured by Loma and sold and rented by Newpark. As a result of the judgment, Newpark expects future cost of the mats to be reduced, improving the economic returns in the matting business.
    Newpark also earlier disclosed that it had filed suit against a smaller competitor in the drilling fluids business and certain of its affiliates alleging, among other things, misappropriation of trade secrets and unfair competition, and seeking injunctive relief and damages. A settlement of this litigation was reached through mediation on July 15, 2004. While the final settlement documents have not been executed at this writing, Newpark expects to recover its cumulative legal and other costs over the term of the settlement and will avoid related legal costs in future periods. Newpark's cost to date has been $2.3 million with $1.2 million reported in General and Administrative expense for the second quarter.

    Balance Sheet Data
    Since December 31, 2003, Newpark has reduced borrowings by $17.1 million, lowering the role of debt in its long-term capital structure from 37% to 34.5% at June 30, 2004. In the recent quarter, proceeds from the collection of an $8.2 million note received in connection with the 1996 sale of a former shipyard operation were received and applied to reduce borrowings under Newpark's credit facility. Interest income of $0.8 million was recorded upon collection of the note. At June 30th, borrowings under the facility totaled $36.5 million, with $13.5 million in letters of credit issued and $35 million of the $85 million facility unused. "We plan to continue reducing debt from free cash flow, working toward a 30% debt to total capital target," Cole concluded.

    Newpark's net working capital increased by $5.4 million, with increases concentrated in cash, prepaid items and the current deferred tax asset. Accounts receivable declined by $2.4 million as the collection cycle improved by 5 days while inventories declined by $1.9 million, principally the result of composite mat sales in the period.
    Capital expenditures in the second quarter were $5.5 million and $7.3 million year to date, while dispositions to date have totaled
$5.9 million, the largest portion of which resulted from the sale of excess composite mats from the Gulf Coast rental fleet. Depreciation and amortization in the quarter totaled $4.5 million.
    Newpark Resources, Inc. provides integrated fluids management, environmental and oilfield services to the exploration and production industry.

    Investor Conference Call
    Newpark will host a conference call at 10:30 AM EDT, Tuesday, July 27. That call will be webcast and can be accessed from the Investor Relations page of the Company's web site at www.newpark.com .

                            FINANCIAL DATA FOLLOWS

    The foregoing discussion contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. There are risks and uncertainties that could cause future events and results to differ materially from those anticipated by management in the forward-looking statements included in this press release. For further information regarding these and other factors, risks and uncertainties affecting Newpark, reference is made to the risk factors set forth in the Prospectus included in Newpark's Registration Statement on Form S-3 filed on May 8, 2002 (File No. 333-87840), and to the section entitled "Forward Looking Statements" on page 17 of that Prospectus. In particular, as described on page 9 of that Prospectus, any material decline in the level of oil and gas exploration and production activity could result in fewer opportunities being available for the service industry in general and Newpark in particular, and may adversely affect the demand for our services. In addition, as described on page 13 of that Prospectus, and rescission or relaxation of governmental regulations, including in the discharge regulations recently implemented, could reduce the demand for Newpark's services and reduce Newpark's revenues and income. You are strongly urged to review these sections for a more detailed discussion of these risks and uncertainties. Newpark's SEC filings can be obtained at no charge at www.sec.gov , as well as through our Website, www.newpark.com .

     Newpark Resources, Inc.
     Consolidated Statements of Operations
     For the Three and Six Month Periods Ended June 30
     (Unaudited)                    Three Months Ended    Six Months Ended
                                          June 30,             June 30,
    (In thousands, except
     per share data)
                                      2004       2003       2004       2003
    Revenue:
    Drilling fluids               $  58,358  $  50,978  $ 124,593  $ 101,500
    E&P waste disposal               15,076     15,822     32,256     32,394
    Mat & integrated services        31,199     25,582     52,093     49,065
                                    104,633     92,382    208,942    182,959
    Operating income:
    Drilling fluids                   2,481      2,970      8,800      5,875
    E&P waste disposal                1,561      3,174      4,369      5,782
    Mat & integrated services         3,495      1,702      3,064      3,356
                                      7,537      7,846     16,233     15,013
    General and administrative
     expenses                         2,419        980      4,871      2,266
    Operating income                  5,118      6,866     11,362     12,747
    Foreign currency (gain) loss         34       (496)       142       (773)
    Interest income                  (1,016)      (107)    (1,137)      (432)
    Interest expense                  3,552      3,901      7,124      7,693
    Income before income taxes        2,548      3,568      5,233      6,259
    Provision for income taxes          981      1,357      1,988      2,353
    Net income                        1,567      2,211      3,245      3,906
    Less:
      Preferred stock dividends         225        437        488        908
    Net income applicable to common
     and common equivalent shares   $ 1,342    $ 1,774    $ 2,757    $ 2,998
    Basic and diluted income
     per common and common
     equivalent shares              $  0.02    $  0.02    $  0.03    $  0.04
    Depreciation and Amortization     4,548      5,462      9,832     10,752
    Drilling Fluids Data
       Average Rigs Serviced
       (North America)                  157        124        161        139
       Annualized Revenue
        per Rig (000's)               1,174      1,225      1,214      1,158
    E&P Waste Disposal Data
    Gulf Coast E&P Waste Volume
     (barrels in 000's)                 849        923      1,624      1,786
    Average Revenue per Barrel       $11.64     $12.48     $11.87     $12.07
       Gulf Coast E&P Revenue
        (millions)                    $10.0      $11.7      $19.9      $23.3
       Non-Gulf Coast E&P Revenue
        (millions)                     $4.0       $2.8       $9.5       $6.7
    Mat Rental Data (Gulf Coast)
       Installation Revenue (millions) $4.2       $4.1       $7.8       $9.7
       Re-rental Revenue (millions)    $1.1       $2.3       $2.9       $4.3
    Average Price (per square foot)   $1.04      $0.97      $0.94      $1.08
    Volume (million square
     feet installed)                    4.7        4.3        9.1        9.1

     Newpark Resources, Inc.
     Consolidated Balance Sheets
     (Unaudited)
                                                    June 30,    December 31,
    (In thousands, except share data)                 2004          2003
    ASSETS
    Current assets:
        Cash and cash equivalents                  $   7,966     $   4,692
        Restricted cash                                  ---         8,029
        Trade accounts receivable, less allowance
         of $2,983 in 2004 and $2,920 in 2003         97,569        99,948
        Notes and other receivables                    6,253         5,428
        Inventories                                   72,898        74,846
        Deferred tax asset                            11,377         8,698
        Prepaid expenses and other current assets     12,275         8,510
            Total current assets                     208,338       210,151
    Property, plant and equipment, at cost, net of
     accumulated depreciation                        197,744       206,238
    Goodwill                                         114,553       115,869
    Deferred tax asset                                 4,939         8,778
    Other intangible assets, net
     of accumulated amortization                      14,308        14,947
    Other assets                                      21,390        19,517
                                                   $ 561,272     $ 575,500
    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
        Foreign bank lines of credit               $  12,482     $  10,610
        Current maturities of long-term debt           3,266         3,259
        Accounts payable                              32,255        40,479
        Accrued liabilities                           28,989        21,894
            Total current liabilities                 76,992        76,242
    Long-term debt, less current portion             166,466       183,600
    Other non-current liabilities                      2,824         1,697
    Stockholders' equity:
        Preferred Stock                               20,000        30,000
        Common Stock                                     838           811
        Paid-in capital                              401,360       390,788
        Unearned restricted stock compensation          (637)         (803)
        Accumulated other comprehensive income         2,539         5,033
        Retained deficit                            (109,110)     (111,868)
            Total stockholders' equity               314,990       313,961
                                                   $ 561,272     $ 575,500

SOURCE  Newpark Resources, Inc.
    -0-                             07/26/2004
    /CONTACT: Matthew W. Hardey, Vice President of Finance of Newpark Resources, Inc., +1-504-838-8222/
    /Web site:  http://www.newpark.com /
    (NR)
CO:  Newpark Resources, Inc.
ST:  Louisiana
IN:  OIL
SU:  ERN CCA MAV